EXHIBIT 99.1

FBR Reports First Quarter Financial Results

Significant Increase in Both Revenue and Earnings From Continuing Operations

ARLINGTON, Va., April 23, 2013 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net after-tax earnings of $35.3 million, or $2.65 per diluted share, for the first quarter of 2013 compared to net after-tax earnings of $0.4 million, or $0.03 per diluted share, in the first quarter of 2012 and net after-tax earnings of $32.1 million, or $2.40 per diluted share, for the most recent quarter ended December 31, 2012.

Net income from continuing operations was $34.4 million in the first quarter of 2013 compared to a net loss of $34,000 in the first quarter of 2012 and net income of $9.0 million in the fourth quarter of 2012.

First quarter 2013 revenue was $117.9 million compared to $34.9 million in the first quarter of 2012 and $58.9 million in the most recent quarter.  The Company's revenue total was the highest since the fourth quarter of 2009 and pre-tax earnings were at the highest level since the second quarter of 2007.

Compensation and benefits were 56% of net revenue during the first quarter of 2013, which compares to 51% in the year earlier period and 56% in the prior quarter. Non-compensation fixed expenses in the first quarter of 2013 totaled $11.1 million, compared to $11.6 million and $11.8 million in the first and fourth quarters of 2012, respectively.

First Quarter Overview

  Investment banking revenue was $101.3 million compared to $16.2 million in the first quarter of 2012 and $44.8 million in the fourth quarter of 2012.  This revenue was generated from 18 client transactions with contributions from each of our industry groups. It is important to note that included in those transactions was one capital raise which generated $38.3 million of revenue that was executed in the second quarter of 2012, but where the revenue was not able to be recognized until final regulatory approvals this quarter.
  Institutional brokerage generated net revenue of $13.7 million compared to $16.1 million in the first quarter of 2012 and $12.8 million in the fourth quarter of 2012. Significantly lower market volatility during the quarter resulted in lower equity-linked product revenues versus a year ago. Equity commissions were essentially flat in the first quarter of 2013 compared to the first quarter of 2012, but importantly, were up for the second consecutive quarter.
  The Company earned $2.1 million of net investment income from principal investing activities during the quarter.
  A 1-for-4 reverse stock split was completed effective on February 28, 2013. Shares outstanding on March 31, 2013 were 12.3 million, and all historical per share amounts have been adjusted to give effect to the completed reverse split.

The Company periodically repurchased shares of its common stock during the quarter.  For the quarter ended March 31, 2013, FBR repurchased 565 thousand shares at an average price of $16.16 per share.  Since the second quarter of 2010, the Company has repurchased 5.3 million shares at an average price of $13.08 per share, for a total of $69.2 million. The Company continues to have authority to repurchase 928 thousand shares.

The Company's tax provision related to continuing operations was $1.5 million and its effective tax rate was approximately 4% for the first quarter 2013. The first quarter tax provision reflects the Company's projected use of net operating loss carryforwards as we continue to maintain a full valuation allowance against our net deferred tax assets, which totaled $77.4 million at December 31, 2012.

Shareholders' equity was $267 million as of March 31, 2013, up from $240 million on December 31, 2012.  As of March 31, 2013, the Company's cash balance was $195.1 million and its tangible book value per share was $21.76, up 13% from the beginning of the year.

"We are pleased with our first quarter operating performance," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "While we remain cognizant of the challenging environment and a number of macro-risks ahead, our recent success and forward pipeline of opportunities give us reasons to be optimistic about the remainder of 2013. However, we do not expect to achieve these types of quarterly results on a regular basis. Our revenue model can be quite volatile, making it difficult to annualize any given quarter. Over the trailing twelve months the Company has generated $234.5 million of revenue and $39.9 million of pre-tax earnings from continuing operations. That is a solid performance and a more realistic picture of our results than annualizing any of our best or worst revenue quarters."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, April 24, 2013, may do so via the Web or conference call at:

Webcast link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=127675&CompanyID=FBCM&e=1&mediaKey=A638ADF35B185A230531194DBE6AEB85

Conference call dial-in number (domestic, toll-free): 877.303.6433
Conference call dial-in number (international): 224.357.2198
Access code: 31756563

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter ended
	March 31,

	2013	2012
REVENUES:
Investment banking:
Capital raising	$ 99,686	$ 14,174
Advisory	1,604	2,006
Institutional brokerage:
Principal transactions	5,861	6,502
Agency commissions	7,844	9,550
Net investment income	2,098	1,901
Interest, dividends & other	833	812
Total revenues	117,926	34,945

EXPENSES:
Compensation and benefits	66,411	17,848
Professional services	3,456	2,832
Business development	2,133	2,560
Clearing and brokerage fees	1,604	2,384
Occupancy and equipment	3,282	4,042
Communications	2,969	3,545
Other operating expenses	2,164	1,761
Total expenses	82,019	34,972

Income (loss) from continuing operations before income taxes	35,907	(27)
Income tax provision	1,459	7

Income (loss) from continuing operations, net of taxes	34,448	(34)
Income from discontinued operations, net of taxes	806	472

Net income	$ 35,254	$ 438

Basic earnings per share:
Income from continuing operations, net of taxes	$ 2.81	$ --
Income from discontinued operations, net of taxes	0.06	0.03
Net income	$ 2.87	$ 0.03

Diluted earnings per share:
Income from continuing operations, net of taxes	$ 2.59	$ --
Income from discontinued operations, net of taxes	0.06	0.03
Net income	$ 2.65	$ 0.03

Weighted average shares - basic	12,268	14,095
Weighted average shares - diluted	13,292	14,370

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
ASSETS	2013	2012

Cash and cash equivalents	$ 195,146	$ 174,925
Receivables:
Due from brokers, dealers and clearing organizations	35,301	4,670
Customers	10,329	2,579
Other	11,329	10,902
Financial instruments owned, at fair value	139,348	121,404
Other investments, at cost	8,388	8,388
Furniture, equipment and leasehold improvements, net	3,357	3,693
Prepaid expenses and other assets	4,832	6,883
Total assets	$ 408,030	$ 333,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 65,780	$ 56,929
Accrued compensation and benefits	45,129	19,075
Accounts payable, accrued expenses and other liabilities	15,560	13,878
Due to brokers, dealers and clearing organizations	14,118	3,698
Total liabilities	140,587	93,580

Shareholders' equity:
Common stock	12	12
Additional paid-in capital	401,919	402,668
Employee stock loan receivable, including accrued interest	(28)	(307)
Restricted stock units	18,148	25,235
Accumulated other comprehensive loss	(1,212)	(1,094)
Accumulated deficit	(151,396)	(186,650)
Total shareholders' equity	267,443	239,864
Total liabilities and shareholders' equity	$ 408,030	$ 333,444

Book Value per Share	$21.76	$19.18

Shares Outstanding (in thousands)	12,292	12,505

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-1 13	Q-4 12	Q-3 12	Q-2 12	Q-1 12
Revenues	$ 117,926	$ 58,926	$ 23,889	$ 33,732	$ 34,945

Expenses:
Variable	57,966	24,693	5,263	8,791	8,018
Fixed	24,053	25,022	24,204	24,619	26,954

Income (loss) from continuing operations before income taxes	35,907	9,211	(5,578)	322	(27)
Income tax provision (benefit)	1,459	162	(1,262)	15	7

Income (loss) from continuing operations, net of taxes	34,448	9,049	(4,316)	307	(34)
Income from discontinued operations, net of taxes	806	23,070	959	184	472
Net income (loss)	$ 35,254	$ 32,119	$ (3,357)	$ 491	$ 438

Fixed expenses from continuing operations	$ 24,053	$ 25,022	$ 24,204	$ 24,619	$ 26,954
Less: Non-cash expenses[1]	1,839	2,000	1,948	1,804	1,822
Corporate transaction costs[2]	--	867	646	--	429
Severance	--	--	61	--	38

Core fixed costs from continuing operations[3]	$ 22,214	$ 22,155	$ 21,549	$ 22,815	$ 24,665

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 1,835	$ 921	$ 387	$ 521	$ 529

Employee count	257	256	247	259	264

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Investors:
         Bradley J. Wright at 703.312.9678 or bwright@fbr.com
         Media:
         Shannon Small at 703.469.1190 or ssmall@fbr.com